LEADER FUNDS TRUST

INVESTMENT ADVISORY AGREEMENT

AMENDED APPENDIX A

FUNDS OF THE TRUST AS OF APRIL 9, 2021

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Leader Total Return Fund	0.65%

Leader Short Term High Yield Bond Fund	0.75%

IN WITNESS WHEREOF, the parties have caused this Amended Appendix A to the Investment Advisory Agreement dated July 15, 2019 to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

LEADER FUNDS TRUST

By:	/s/

Name: John Lekas

Title: President

LEADER CAPITAL CORP.

By:	/s/

Name: John Lekas

Title: CEO